HEIN + ASSOCIATES LLP
Certified Public Accountants and Consultants with offices in Houston, Dallas and Los Angeles.
Telephone (303) 298-9600 Fax (303) 298-8118
717 17th Street, Suite 1600
Denver, Colorado 80202-3330


March 31, 1998


Securities and Exchange Commission
Washington, D.C. 20549


        RE. Pease Oil and Gas Company


Gentlemen:

We confirm that the 1997 audit of Pease Oil and Gas Company is not yet completed and cannot be completed by the required filing date of March 31, 1998 without unreasonable cost and effort due to the Company's decision to change from the successful-efforts method to the full-cost method of accounting.

Sincerely,


/s/ Hein & Associates LLP
HEIN + ASSOCIATES LLP